SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2006

Commission File Number: 000-50004

Filtering Associates, Inc.
(Exact name of registrant as specified in its charter)

Nevada	33-0976892
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

101 W. Avenida Gaviota, Suite A, San Clemente CA	92672
(Address of principal executive offices)	(Zip Code)
949-244-4608
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 18, 2006, Filtering Associates, Inc., a Nevada corporation (the “Registrant”), executed the first amendment (“Amendment”) to the Agreement and Plan of Merger (“Merger Agreement”), by and between the Registrant, Kevin Frost and Edward Wiggins, individual stockholders of the Registrant, and Matinee Media Corporation, a Texas corporation (“MMC”). The Merger Agreement was filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB filed on or about April 17, 2006. The terms of the Amendment account for the proposed merger of MMC with US Farm and Ranch Supply Company, Inc. (“USFR”), which is expected to close prior to the merger between the Registrant and MMC. MMC and USFR entered into a definitive merger agreement on December 18, 2006. The Amendment is included in this report as exhibit 10.1.

Item 5.02. Appointment and Resignation of Principal Officers and Directors.

Effective December 18, 2006, the board of directors of the Registrant appointed David Choi as President, Secretary, Treasurer and as sole director of the Registrant and accepted the resignations of Kevin Frost, the Registrant’s President and one of its directors, and Edward Wiggins, the Registrant’s Treasurer, Secretary and one of its directors, each of whom resigned on that same date. Their resignations were not the result of any disagreement with the policies, practices or procedures of the Registrant. The resignations of Mr. Frost and Mr. Wiggins are attached hereto as exhibits.

David Y. Choi, 40, has served as an assistant professor at Loyola Marymount University in Los Angeles, California, since 2003. Prior to that, and from 2001 to 2003, he served as Director of Strategy for Titan Corporation, and from 2000 to 2001, as a manager at Diamond Cluster International. In 1999, Dr. Choi was a fellow at the Harvard Business School. Dr. Choi holds a bachelor’s degree and a master’s degree in Industrial Engineering earned in 1989 and 1990, respectively, both from the University of California at Berkeley, and doctorate in management from University of California at Los Angeles, earned in 1997. Dr. Choi is not an officer or director of any other reporting company.

Dr. Choi holds 10,000 shares of the Registrant’s common stock, or approximately 0.3% shares of its issued and outstanding shares.

Item 9.01. Exhibits

10.1 First Amendment to Agreement and Plan of Merger
17.1 Resignation of Kevin Frost
17.2 Resignation of Edward Wiggins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Filtering Associates, Inc.

Date: December 20, 2006	By:	/s/ David Choi
Name: David Choi Its: President

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